Exhibit (k)(37)

SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of April 13, 2026, by and between Equiniti Trust Company, LLC (the “Subscription Agent”) and Credit Suisse High Yield Credit Fund (the “Fund”).

1.

The Fund is offering (the “Rights Offering”) to the holders of its common shares of beneficial interest, par value $0.001 per share (“Shares”), on April 21, 2026 (the “Record Date”), the right (“Rights”) to subscribe for additional Shares. Except as set forth in Sections 9 and 10 below, Rights shall cease to be exercisable at 5:00 P.M., New York City time, on May 14, 2026 or such later date of which the Fund notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). One Right is being issued for One Common Share held on the Record Date. Three Rights and payment in full of the subscription price set forth in the Prospectus (as defined below) (the “Subscription Price”) is required to subscribe for one additional Share. Rights are evidenced by transferable subscription certificates in registered form (“Subscription Certificates”). Each holder of Subscription Certificate(s) who exercises the holder’s right to subscribe for all Shares that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the “Basic Subscription Right”) will have the right, subject to any limitations set out in the Prospectus (as defined below), to subscribe for additional Shares, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the “Additional Subscription Privilege”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Fund’s prospectus supplement dated 21, 2026 (together with the Fund’s base prospectus, dated April 2, 2026, the “Prospectus”).

2.

The Subscription Agent is hereby appointed to affect the Rights Offering as set forth herein. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it in good faith to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate (with instructions);

(c)	resolutions adopted by the board of trustees of the Fund in connection with the Rights Offering, certified by the secretary of the Fund; and

(d)	notice of guaranteed delivery (“Notice of Guaranteed Delivery”).

Exhibit (k)(37)

4.

As soon as is reasonably practical, the Subscription Agent shall mail or cause to be mailed to each holder of Common Shares at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a Prospectus and an envelope addressed to the Subscription Agent. Prior to mailing, the Fund shall provide the Subscription Agent with blank Subscription Certificates which the Subscription Agent shall prepare and issue in the names of holders of Common Shares of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Fund shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

5.	Subscription Procedure.

(a)

Upon the Subscription Agent’s receipt prior to 5:00 P.M., New York City time, on the Expiration Date (by mail or delivery) of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Section 9 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check or bank draft payable at par (without deduction for bank service charges or otherwise) to the order of “Equiniti Trust Company, LLC”, the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) and (c) below, mail to the subscriber’s registered address on the books of the Fund certificates representing the securities underlying each Share duly subscribed for (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) and furnish a list of all such information to the Fund.

(b)

As soon as practicable after the Expiration Date, the Subscription Agent shall calculate the number of Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege. The Additional Subscription Privilege may only be exercised by holders who subscribe to all the Shares that can be subscribed for under the Basic Subscription Right. The Shares available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the “Remaining Shares”). Where there are sufficient Remaining Shares to satisfy all additional subscriptions by holders exercising their rights under the Additional Subscription Privilege, each holder shall be allotted the number of additional Shares subscribed for. If the aggregate number of Shares subscribed for under the Additional Subscription Privilege exceeds the number of Remaining Shares, the number of Remaining Shares allotted to each participant in the Additional Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Shares by a fraction of which the numerator is the number of Shares subscribed for by that participant under the Additional Subscription Privilege and the denominator is the aggregate number of Remaining Shares subscribed for by all participants under the Additional Subscription Privilege. Any fractional Share to which persons exercising their Additional Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded to the next whole Share.

Exhibit (k)(37)

(c)

Upon calculating the number of Share to which each subscriber is entitled pursuant to the Additional Subscription Privilege and the amount overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable, furnish a list of all such information to the Fund.

(d)

Upon calculating the number of Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege and assuming payment for the additional Shares subscribed for has been delivered, the Subscription Agent shall mail, as contemplated in subsection (a) above, the certificates representing the additional securities which the subscriber has been allotted. If a lesser number of Shares is allotted to a subscriber under the Additional Subscription Privilege than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Additional Subscription Privilege are mailed.

(e)

Funds received by the Subscription Agent pursuant to the Basic Subscription Right and the Additional Subscription Privilege shall be held by it in a segregated account. Upon mailing certificates representing the securities and refunding subscribers for additional Shares subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Fund all funds received in payment of the Subscription Price for Shares issued in the Rights Offering. The Subscription Agent will not be obligated to calculate or pay interest to any holder or party.

(f)

Notwithstanding anything to the contrary herein, the Subscription Agent shall from time to time prior to the Expiration Date offer to the dealer manager for the Rights Offering (the “Dealer Manager”) Rights which the holders thereof have tendered to the Subscription Agent for sale and to facilitate the exercise of Rights acquired by the Dealer Manager at its option on one or more dates, which are expected to be prior to the Expiration Date, at the subscription price set forth in the Prospectus (which may be different from the Subscription Price), in each case in accordance with the Prospectus.

6.

Until 5:00 P.M., New York City time, on the third Business Day (as defined below) prior to the Expiration Date, the Subscription Agent shall facilitate subdivision or transfers of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates. As used in herein, “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

7.

The Fund shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Fund, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any

Exhibit (k)(37)

defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Fund shall determine. The Subscription Agent shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing Common Stock it uses in its capacity as transfer agent for the Fund’s Common Stock.

8.

If prior to 5:00 P.M., New York City time, on the Expiration Date the Subscription Agent receives (i) payment in full of the Subscription Price for the Shares being subscribed for and (ii) a guarantee notice substantially in the form of the notice of guaranteed delivery (“Notice of Guaranteed Delivery”) delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of FINRA stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of Shares being subscribed for pursuant to the Rights and guaranteeing the delivery to the Subscription Agent of the Subscription Certificate evidencing such Rights within one (1) NYSE American trading day (“Trading Day”) following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to the Subscription Agent prior to 5:00 P.M., New York City time, on the Expiration Date, provided that within one Trading Day following the date of the Notice of Guaranteed Delivery the Subscription Agent receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

9.

If requested, the Subscription Agent shall deliver to the Fund copies of the exercised Subscription Certificates in accordance with written directions received from the Fund. The Subscription Agent shall deliver to the subscribers who have duly exercised Rights, at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

10.

The Subscription Agent shall notify the Fund by email on or before the close of business on each Business Day during the period commencing on the date on which the Subscription Agent receives the first exercise of a Right and ending at the Expiration Date (and in the case of guaranteed deliveries ending one (1) Trading Day after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of the following information: (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 P.M., New York City time, on the first Trading Day following the Expiration Date the Subscription Agent shall certify in writing to the Fund the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 A.M., New York City time, on the

Exhibit (k)(37)

fifth Trading Day following the Expiration Date the Subscription Agent will execute and deliver to the Fund a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees, and holders who have not exercised their Rights. The Subscription Agent shall provide the Fund or its designees with such information compiled by the Subscription Agent pursuant to this Section 10 as any of them shall request.

11.

With respect to notices or instructions to be provided by the Fund hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Fund:

Name	Title
Omar Tariq	President of the Fund
Karen Regan	Secretary of the Fund

12.	Whether or not the Rights Offering is consummated, the Fund agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this Agreement.

13.

The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; and in the case of counsel, may, at the Subscription Agent’s expense, rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion, provided such counsel is reasonably experienced with matters related to rights offerings and the services provided hereunder. Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Fund and predecessor companies, in accordance with applicable abandoned property law. The Subscription Agent shall also provide information agent services to the Fund on terms to be mutually agreed upon by the parties hereto.

14.

The Fund hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, and employees harmless against any documented loss, liability or reasonable expense (including reasonable and documented legal and other fees and expenses) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its gross negligence, bad faith or willful misconduct. The Fund shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Fund is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Fund of any liability hereunder if no prejudice occurs.

Exhibit (k)(37)

In no event shall the Subscription Agent have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

15.

Any notice or communication by the Subscription Agent or the Fund to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

If to the Fund:

Credit Suisse High Yield Credit Fund

1285 Avenue of the Americas

New York, NY 10019

Attn: Omar Tariq

Tel: 212-299-7941

With a copy to:

UBS Asset Management (Americas) LLC

Group Legal – Asset Management

Eleven Madison Avenue

New York, NY 10010

Attn: Lou Anne McInnis

Louanne.mcinnis@ubs.com

Karen Regan

Karen.regan@ubs.com

If to the Subscription Agent:

Equiniti Trust Company, LLC

28 Liberty Street, 53rd Floor

New York, NY 10005

Attn: Corporate Actions

Tel: (718) 921.8200

with copy to:

Equiniti Trust Company, LLC

28 Liberty Street, 53rd Floor

Exhibit (k)(37)

New York, NY 10005

Attention: Legal Department

Email: legalteamUS@equiniti.com

The Subscription Agent and the Fund may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

16.

If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

17.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

18.

Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent’s assets or business without the prior written consent of the Fund.

19.

No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

20.

Nothing herein contained shall amend, replace or supersede any agreement between the Fund and the Subscription Agent to act as the Fund’s transfer agent, which agreement shall remain of full force and effect.

[signature page follows]

Exhibit (k)(37)

This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

CREDIT SUISSE HIGH YIELD CREDIT FUND

By:
Name:
Title:

Agreed & Accepted:

EQUINITI TRUST COMPANY, LLC

By:
Name:
Title:

Exhibit (k)(37)

Fee Schedule

Project Fee: $20,000.00

Per Exercise Fee $ 20.00

Per Proration Fee $ 5,000.00

Per Extension Fee $ 5,000.00

Plus out-of-pocket, extraordinary expenses and applicable sales tax (if required by state law).

DTC New CUSIP Eligibility Fee: $6,000.00 (Non-Negotiable)

The Project Fee is payable at or prior to the Record Date to the below instructions:

Wells Fargo Bank NA.

Minneapolis, MN 55479

ABA # 121000248

SWIFT CODE: WFBIUS6S

For further credit to: Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Account # 4820929628

Reference: Company name

Attn: Accounts Receivable

The party below is responsible for payment of the fees:

Name: Credit Suisse High Yield Credit Fund

Attention: Karen Regan

Address: Eleven Madison Avenue

Address: New York, NY 10010

Address:

Facsimile:

Phone: 212-251-3911

Email: Karen.Regan@ubs.com

The fees quoted in this schedule apply to services ordinarily rendered by Equiniti Trust Company, LLC as Subscription Agent and are subject to adjustment based on final review of documents, or when the Subscription Agent is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Out-of-pocket expenses include, but are not limited to, 1099’s (calculations, production, print, mail, and IRS reporting), cost basis calculations and reporting, and regulatory mailings. Furthermore, the fees quoted in this schedule are based upon information provided to Equiniti Trust Company, LLC and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by the Subscription Agent. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.